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                                   EXHIBIT 23

                       CONSENT OF INDEPENDENT ACCOUNTANTS

 We consent to the incorporation by reference in the registration statements of Candela Corporation on Form S-8 (File Nos. 33-18932, 33-29291, 33-35091, 33-37696, 33-37697, 33-37698, 33-55596 and 33-73040) of our report dated July
 29, 1998, except for the information in the first paragraph of note 6, for which the date is August 7, 1998, on our audits of the consolidated financial statements and financial statement schedule of Candela Corporation as of June 27, 1998 and June 28, 1997, and for each of the three years in the period ended June 27, 1998, which report is included in this Annual Report on Form 10-K.



 Boston, Massachusetts                    PricewaterhouseCoopers LLP
 September 25, 1998